Exhibit 2.10

POWER OF ATTORNEY

This POWER OF ATTORNEY (this “Power of Attorney”) is made and entered into as of August 22, 2025, by and between Medsphere Systems Corporation, a Delaware corporation (“Seller”), in favor of CareCloud Holdings, Inc, a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in that certain Asset Purchase Agreement, dated as of August 22, 2025, by and between Seller and Buyer (the “Purchase Agreement”).

RECITALS

WHEREAS, Seller and Buyer are parties to a Purchase Agreement, pursuant to which Seller has agreed to sell and assign, and Buyer has agreed to purchase and assume, certain assets and liabilities relating to the Business; and

WHEREAS, in connection with the closing and implementation of the transactions contemplated by the Purchase Agreement, it may be necessary or desirable for Buyer to take certain actions on behalf of Seller in order to effectuate and finalize the transfer, registration, and enforcement of the Purchased Assets.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby grants this limited power of attorney as follows:

1.	Appointment: Seller hereby constitutes and appoints Buyer, and each of its officers, employees, agents, or representatives, as Seller’s true and lawful attorney-in-fact, with full power of substitution and delegation, solely for the purpose of carrying out the following acts with respect to the Purchased Assets:

	a.	Execute, acknowledge, verify, deliver, record, and file any documents, instruments, or certificates necessary to transfer, assign, or register the ownership of any of the Purchased Assets, including Intellectual Property Assets listed in the Disclosure Schedules to the Purchase Agreement, with any governmental body, domain registrar, or other applicable authority;

	b.	Endorse or assign any checks, instruments, or other payments received by Seller that constitute Purchased Assets or Assumed Liabilities;

	c.	Enforce rights under any Assigned Contracts or Intellectual Property Assets, including the right to bring or defend legal proceedings in Seller’s name (as Seller’s express attorney-in-fact pursuant to the provisions hereof) if necessary; and

	d.	Take any other reasonable actions Buyer deems necessary to effectuate and implement the purposes and provisions of the Purchase Agreement as they relate to the Purchased Assets.

2.	Nature of Authority: This Power of Attorney is limited to matters directly arising out of or relating to the Purchased Assets and shall not authorize Buyer to act on behalf of Seller for any other purpose. Buyer shall not be deemed to have assumed or incurred any liability or obligation of Seller not expressly assumed under the Purchase Agreement by reason of exercising this Power of Attorney.

3.	Irrevocability and Duration: This Power of Attorney is coupled with an interest, shall be irrevocable, and shall remain in effect until such time as all acts necessary to fully implement the transfer and administration of the Purchased Assets under the Purchase Agreement have been completed. This Power of Attorney shall survive the Closing.

4.	Ratification: Seller hereby affirms, ratifies, and agrees to be legally bound by all lawful acts, signatures, filings, and instruments executed or undertaken by Buyer (or its agents) pursuant to and in accordance with the terms of this Power of Attorney, to the same extent as if such actions had been taken by Seller itself. Seller further agrees not to contest the validity or enforceability of such actions taken by Buyer under and in accordance with this authority.

5.	Governing Law: This Power of Attorney shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provisions. Parties irrevocably agree that any action to enforce the provisions of this Power of Attorney or arising under or by reason of this Power of Attorney shall be brought in the courts of the State of New Jersey in each case located in the County of Somerset, as provided in the Purchase Agreement.

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IN WITNESS WHEREOF, Seller has executed this Power of Attorney as of the date first written above.

Medsphere Systems Corporation (SELLER)

By:	/s/ Robert Hendricks
Name:	Robert Hendricks
Title:	Chief Executive Officer